Exhibit 99.1

Talon International, Inc. Reports 2015

Second Quarter and Six Months Financial Results

LOS ANGELES, CA -  August 14, 2015 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the second quarter and six months ended June 30, 2015.

Highlights

●	Sales in Q2 2015 were $15.8 million, a 1.1% decrease versus Q2 2014
●	Talon Tekfit stretch technology posted sales gains of $601,000 over Q2 2014
●	In the third quarter, Talon entered into a new loan arrangement and amended the Credit Agreement with its bank, adding financial flexibility

Financial Results

Sales for the quarter ended June 30, 2015 were $15.8 million, reflecting a decline of $172,000 or 1.1% as compared to the same period in 2014. Talon Zipper sales for the quarter were $8.6 million, or $80,000 lower than the same period in 2014, decreasing by $898,000 within our mass merchandising brand customers as compared to 2014, offset by an increase of $818,000 in sales to our specialty retail brands customers. Talon Trim revenues declined by $693,000 compared to the same period in 2014 to $6.6 million. Substantially all Talon Trim sales are to the Company’s specialty retail branded customers. Talon Tekfit sales increased by $601,000 compared to the same period in 2014 (which had only minimal sales), mainly due to new Talon Tekfit programs and customers. Sales for the six months ended June 30, 2015 were $26.6 million, a decrease of 2.6% from the same period in 2014.

"We continued to make progress on our strategic initiatives in the second quarter, while focusing on future expansion and growth,” stated Larry Dyne, Talon's Chief Executive Officer. “The traction we’re experiencing in our TekFit stretch technology brand was a bright spot in the quarter, as we continue to see momentum build for these innovative products with existing and new customers. For our Zipper and Trim products, we continue to focus on opportunities to cross sell products and penetrate key existing accounts within our specialty retail brand customers with new and expanded programs. In addition, our new financing arrangement is a positive for the Company, allowing us the flexibility we need to meet business demands.”

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Gross profit for the three months ended June 30, 2015 was $5.0 million (or 31.9% of sales), reflecting a reduction of $373,000 as compared to the same period in 2014. The reduction in gross profit for the quarter, as compared to the prior year, was principally attributable to lower overall sales volumes and higher freight, duty and manufacturing support costs, offset by improved product mix. Gross profit for the first six months of 2015 was $8.6 million, or 32.3% of sales, as compared to $9.1 million, or 33.5% of sales for the same period in 2014.

Operating expenses for the three months ended June 30, 2015 were $4.3 million, reflecting an increase of $336,000 as compared to the same period in 2014, driven mainly by higher general and administrative expenses.

Sales and marketing expenses for the three months ended June 30, 2015 totaled $1.6 million, a decrease of $60,000 as compared to the same period in 2014.

General and administrative expenses for the three months ended June 30, 2015 totaled $2.6 million or 16.6% as a percentage of sales, as compared to the prior year of $2.2 million or 13.9% percentage of sales. General and administrative expenses were higher by $397,000 during the three months ended June 30, 2015, as compared to the same period in 2014, mainly due to a one time accrual for severance payments to our former CEO.

Operating expenses for the six months ended June 30, 2015 were $8.0 million or 30.0% of sales, as compared to $7.5 million, or 27.5% of sales, in the first half of 2014. Sales and marketing expenses for the six months ended June 30, 2015 totaled $3.3 million, an increase of $166,000 as compared to the same period in 2014. General and administrative expenses for the six months ended June 30, 2015 totaled $4.7 million or 17.6% as a percentage of sales, compared to the prior year of $4.4 million or 16.1% as a percentage of sales.

Operating income for the second quarter ended June 30, 2015 was $773,000, or 4.9% of sales, as compared to $1.5 million, or 9.3% of sales, for the same period in 2014. Operating income for the six months ended June 30, 2015 was $627,000 as compared to $1.6 million for the same period in 2014. Net income for the quarter ended June 30, 2015 was $449,000 as compared to net income of $814,000 for the same quarter in 2014.  Net income for the six months ended June 30, 2015 was $289,000, a decrease from $832,000 in the same period in 2014.

Subsequent to June 30, 2015, in the third quarter of 2015, the Company signed an amendment to its credit agreement with Union Bank and secured a new $3 million loan facility from Princess Investment Holdings. The amendment to the Union Bank credit agreement required Talon to pay off the $1.4 million existing term loan due to Union Bank and eliminated the financial covenants for the remaining term of the agreement. The Company received an initial advance from Princess Investment Holdings under the new loan agreement in the amount of $1.5 million, and issued warrants to Princess Investment Holdings to purchase 1 million shares of common stock, exercisable over a five-year period. The Company believes these changes will allow more financial flexibility in the course of business and the ability to take advantage of opportunities that arise.

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Conference Call

Talon International will hold a conference call on Friday, August 14, 2015, to discuss its second quarter and six months financial results for 2015. Talon's CEO, Larry Dyne, will host the call starting at 4:30 P.M. Eastern Time (1:30 P.M. Pacific Time). A question and answer session will follow the presentation. To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Friday, August 14, 2015

Time: 4:30 P.M. Eastern Time (1:30 P.M. Pacific Time)

Domestic callers: 1-888-349-0091

International callers: 1-412-902-4297

Conference ID#: TALON

A replay of the call will be available after 7:30 P.M. Eastern Time on the same day until September 14, 2015. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10069022.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and Tekfit stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, Vietnam, India, Indonesia and Bangladesh.

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Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$15,787,278	$15,959,169	$26,595,700	$27,302,287
Cost of goods sold	10,754,319	10,553,709	17,998,834	18,161,871
Gross profit	5,032,959	5,405,460	8,596,866	9,140,416
Sales and marketing expenses	1,641,827	1,702,274	3,284,061	3,117,964
General and administrative expenses	2,618,291	2,221,622	4,685,783	4,398,693
Total operating expenses	4,260,118	3,923,896	7,969,844	7,516,657

Income from operations	772,841	1,481,564	627,022	1,623,759
Interest expense, net	106,142	109,614	200,561	220,885
Income before provision for income taxes	666,699	1,371,950	426,461	1,402,874
Provision for income taxes, net	218,192	557,475	137,177	571,134

Net income	$448,507	$814,475	$289,284	$831,740

Basic and diluted net income per share	$0.00	$0.01	$0.00	$0.01

Weighted average number of common shares outstanding - Basic	92,267,831	92,267,831	92,267,831	92,037,571

Weighted average number of common shares outstanding - Diluted	93,516,492	93,702,693	93,608,931	93,566,946

Net income	$448,507	$814,475	$289,284	$831,740
Other comprehensive income from foreign currency translation	311	766	590	1,858
Total comprehensive income	$448,818	$815,241	$289,874	$833,598

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TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,291,851	$2,603,138
Accounts receivable, net	5,462,842	3,019,749
Inventories, net	519,661	506,272
Current deferred income tax assets, net	922,684	746,370
Prepaid expenses and other current assets	762,990	551,775
Total current assets	10,960,028	7,427,304

Property and equipment, net	798,622	584,586
Intangible assets, net	4,313,979	4,300,084
Deferred income tax assets, net	5,208,041	5,374,468
Other assets	428,085	416,035
Total assets	$21,708,755	$18,102,477

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,935,184	$6,191,954
Accrued expenses	3,051,493	2,403,563
Revolving credit loan	2,200,000	1,500,000
Current portion of term loan payable	284,722	1,816,667
Current portion of capital lease obligations	21,087	-
Total current liabilities	14,492,486	11,912,184

Term loan payable, net of current portion	1,440,278	1,016,667
Capital lease obligations, net of current portion	71,971	-
Deferred income tax liabilities	9,054	13,961
Other liabilities	215,262	26,077
Total liabilities	16,229,051	12,968,889

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 shares issued and outstanding at June 30, 2015 and December 31, 2014	92,268	92,268
Additional paid-in capital	64,231,496	64,175,254
Accumulated deficit	(58,960,825)	(59,250,109)
Accumulated other comprehensive income	116,765	116,175
Total stockholders’ equity	5,479,704	5,133,588
Total liabilities and stockholders’ equity	$21,708,755	$18,102,477